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Exhibit 99.1

Daniel Gibson Joins Impinj Board of Directors

SEATTLE, June 26, 2018 – Impinj, Inc. (NASDAQ: PI), a leading provider and pioneer of RAIN RFID solutions, today announced that Daniel Gibson, chief investment officer of Sylebra Capital Management, has joined its board of directors.

“We are excited to welcome Dan to our board of directors. Impinj is committed to having an independent board with the skills necessary to help us realize our potential,” said Impinj Chair Peter van Oppen. “Dan’s experience investing in disruptive technology companies and his understanding of global markets will be valuable as we seek to connect trillions of everyday items to the internet,” said Impinj CEO Chris Diorio.

Founded by Gibson in 2011, Sylebra is a private investment management firm based in Hong Kong that focuses on technology, media, and telecom companies globally with a specialization in public small- and mid-cap companies. It is a significant stockholder of Impinj.

Prior to founding Sylebra, Gibson was a partner at Coatue Management, an investment management firm in New York. He has also held positions at Calera Capital, a multi-billion-dollar private equity fund, and UBS Investment Bank. He holds a bachelor’s degree in economics from Amherst College.

About Impinj

Impinj (NASDAQ: PI) wirelessly connects billions of everyday items such as apparel, medical supplies, and automobile parts to consumer and business applications such as inventory management, patient safety, and asset tracking. The Impinj platform uses RAIN RFID to deliver timely information about these items to the digital world, thereby enabling the Internet of Things. www.impinj.com

Impinj is a registered trademark of Impinj, Inc. All other trademarks are the property of their owners.

For more information, contact:

Gaylene Meyer

Sr. Director Global Marketing & Communications

Phone: +1 206-812-9816

gmeyer@impinj.com

www.impinj.com